Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION
OF
WINDTAMER CORPORATION

Under Section 807 of the Business Corporation Law

The Undersigned, being the Chief Executive Officer of WindTamer Corporation (the Corporation”) hereby certifies:

A.	The name of the Corporation is WindTamer Corporation. The original name of the Corporation was Future Energy Solutions, Inc., which was changed to WindTamer Corporation on November 24, 2008.

B.	The Certificate of Incorporation of the Corporation was originally filed with the Department of State on the 30th day of March 2001.

C.	The Certificate of Incorporation, as heretofore amended, is hereby amended:

1.	to revise Section 1 to change the name of the Corporation from WindTamer Corporation to Arista Power, Inc.;

2.
to revise Section 7(C) to provide that a director may be removed for cause by the vote of in excess of 50%, instead of in excess of 66 2/3% as currently provided, of the issued and outstanding shares of Common Stock entitled to vote thereon at the time of any such proposed termination for cause; and

3.
to revise Section 7(C) to, in addition to providing for the removal of a director for cause by the affirmative vote of in excess of at 50% of the issued and outstanding shares of Common Stock entitled to vote thereon, to also permit a majority of directors, excluding the director being considered for removal for cause, to remove a director for cause.

D.	The Restated Certificate of Incorporation, in its entirety, shall read as follows:

CERTIFICATE OF INCORPORATION
OF
ARISTA POWER, INC.

Under Section 402 of the Business Corporation Law

1. The name of the Corporation is Arista Power, Inc. (the “Corporation”).

2. The office of the Corporation is to be located in the County of Monroe in the State of New York.

3. The purpose or purposes for which the Corporation is formed are to engage in any lawful act or activity for which a corporation may be organized under the Business Corporation Law (the “BCL”), provided that the Corporation is not formed to, nor will it, engage in any act or activity requiring consent or approval of any state official, department, board, agency, or other body without such consent or approval first being obtained.

4. Whenever shareholders are required or permitted to take any action by vote, such action may be taken without a meeting, without prior notice, and without a vote if a written consent, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

5. A.           The total number of shares of capital stock which the Corporation has authority to issue is 500,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and 5,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

B.           The Corporation’s Board of Directors is hereby authorized from time to time to issue additional shares of Preferred Stock as shares of any series of Preferred Stock and, in connection with the creation of each such series, fix by the resolution or resolutions providing for the issue of shares thereof, the number of shares of such series, and the designations, powers, preferences, and rights, and the qualifications, limitations, and restrictions, of such series, to the full extent now or hereafter permitted by New York law.

6. No holder of the shares of any class of the Corporation shall be entitled as of right to purchase or subscribe for any part of the unissued stock of the Corporation or of any stock to be issued by reason of any increase in the authorized capital stock of the Corporation or the number of its shares, or of bounds, certificates of indebtedness, debentures or other securities convertible into stock of the Corporation or of any stock of the Corporation purchased by its nominees.

7.   A.           The directors of the Company are divided into three classes in accordance with Section 704 of the BCL.  All classes shall be as nearly equal in number as possible.  The terms of office of the directors initially classified were as follows:  that of the first class shall expire at the next annual meeting of shareholders; the second class at the second succeeding annual meeting; and, the third class at the third succeeding annual meeting.  At each annual meeting after such initial classification, directors to replace those whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting.

B.           If the directors are classified and the number of directors is thereafter changed, any newly created directorships or any decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal as possible.  When the number of directors is increased by the Board of Directors and newly created directorships are filled by the Board of Directors, there shall be no classification of such additional directors until the next annual meeting of shareholders.  Any such additions or decreases in the number of directorships shall have no effect on the terms or classifications of incumbent directors.

C.           If the Corporation shall elect to de-classify the directors, it may do so upon affirmative vote of in excess of 66 2/3% of the issued and outstanding shares of Common Stock entitled to vote thereon at the time of any such proposed de-classification.  In the event of a de-classification, each existing director shall be permitted to serve out his or her remaining term, and during such term, may be removed only for cause and only by affirmative vote of (a) in excess of 50% of the issued and outstanding shares of Common Stock entitled to vote thereon at the time of any such proposed termination for cause or (b) a majority of the directors, excluding the director who is being considered for removal for cause, at the time of any proposed termination for cause.  Regardless of whether the Corporation maintains a classified board or not, directors may be removed only for cause and only by affirmative vote of (a) in excess of 50% of the issued and outstanding shares of Common Stock entitled to vote thereon at the time of any such proposed termination for cause or (b) a majority of the directors, excluding the director who is being considered for removal for cause, at the time of any proposed termination for cause.

8. Notwithstanding any provision of this Certificate of Incorporation or the By-Laws of the Corporation, no provision of Article 7, 8 or 9 of this Certificate of Incorporation shall be amended, modified or repealed, nor shall any provision of the By-Laws of the Corporation inconsistent with any provision be adopted by the Shareholders of the Corporation unless approved by the affirmative vote of in excess of 66 2/3% of the issued and outstanding shares of Common Stock entitled to vote thereon at the time of any such proposed amendment.

9. A director of the Corporation shall not be liable to the Corporation or its shareholders for damages for any breach of duty in such capacity except for:  (i) liability if a judgment or other final adjudication adverse to a director establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that the director personally gained a financial profit or other advantage to which he or she was not legally entitled or that the director’s acts violated BCL Section 719; or (ii) liability for any act or omission prior to the adoption of this provision.

10. The Secretary of State is designated as the agent of the Corporation upon whom service of process against the Corporation may be served.  The post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him is 1999 Mt. Read Boulevard, Rochester, NY  14615.

The foregoing amended and restated Certificate of Incorporation was authorized by a vote of a majority of the Board of Directors at a duly called meeting thereof and by the vote of a majority of issued and outstanding shares of Common Stock entitled to vote thereon at the time of the proposed amended and restated Certificate of Incorporation, and with respect to the amendment and restatement of Section 7(C), in excess of 66 2/3% of the issued and outstanding shares of Common Stock entitled to vote thereon at the time of the proposed amendment and restatement to Section 7(C).

IN WITNESS WHEREOF, the undersigned has signed this amended and restated Certificate of Incorporation this 18th day of May, 2011, and confirms the statements contained therein are true under penalties of perjury.

WINDTAMER CORPORATION

By:          _____________________________________
Name:  William A. Schmitz
Title:    Chief Executive Officer